Exhibit 10.36

BLUE COAT SYSTEMS, INC. 1999 STOCK INCENTIVE PLAN

NOTICE OF DIRECTOR STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of Blue Coat Systems, Inc. (the “Company”):

Name of Optionee:	«Last_»,«First»

Total Number of Shares Granted:	«Option_»

Type of Option:	«Type»

Exercise Price Per Share:	$«Grant_Price»

Date of Grant:	«Grant_date»

Vesting Commencement Date:	«VC_Date»

Vesting Schedule:	This option becomes exercisable with respect to the first 25% of the Shares subject to this option when you complete 12 months of continuous Service from the Vesting Commencement Date and with respect to an additional 2.083% of the Shares subject to this option when you complete each month of continuous Service thereafter.

Expiration Date:	«Expiration_Date»

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document and the Company’s 1999 Stock Incentive Plan.

OPTIONEE:	BLUE COAT SYSTEMS, INC.

By:
	Title:	Controller and Chief Accounting Officer
Print Name

BLUE COAT SYSTEMS, INC.

1999 STOCK INCENTIVE PLAN

DIRECTOR STOCK OPTION AGREEMENT

Grant of Option	You have been granted an option as of the Grant Date to purchase up to the number of Shares of Company Common Stock specified in the Notice of Stock Option Grant.

Tax Treatment	This option is intended to be an incentive stock option under section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock Option Grant.

Vesting	This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as an employee, consultant or outside director of the Company or a parent or subsidiary of the Company (“Service”) has terminated for any reason.

Term	This option expires in any event on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your service terminates for any reason, then this option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date. The Company determines when your service terminates for this purpose.

Permanent Disability

If your Service terminates because of your Permanent Disability, then this option will expire on the date 12 months after your termination date. The Company determines when your Service terminates for this purpose.

Permanent Disability means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

Death	If you die while in Service, the option will expire on the date 12 months after the date of death.

Change in Control

If the Company is subject to a “Change in Control” (as defined in the Plan) while you are in service, the exercisability of this option, to the extent outstanding at such time but not fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Change in Control, become fully exercisable and vested for all of the shares of Common Stock subject to such option.

Immediately following the Change in Control, this option shall terminate and cease to be exercisable except to the extent assumed by the successor corporation (or parent thereof) in connection with such Change in Control

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

•        Cash or check made payable to the Company.

•        Certificates for shares of Common Stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. However, you may not surrender the ownership of shares of Common Stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

•        Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

•        Irrevocable directions to pledge all or part of your option shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the loan proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Common Stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale	By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Incentive Stock Option

This option shall cease to qualify for favorable tax treatment as an incentive stock option if exercised: (i) more than 3 months after you cease to be an employee for any reason other than death or Permanent Disability or (ii) more than 180 days after you cease to be an employee by reason of Permanent Disability.

If this option is designated as an incentive stock option, then $100,000 is the maximum aggregate fair market value of the shares of Common Stock for which this option may first become exercisable in any calendar year. This fair market value is determined on the date of option grant. If you hold two or more incentive stock options that become exercisable in the same calendar year, the $100,000 limitation is applied according to the order in which those options were granted. You may exercise options which do not qualify for incentive stock option treatment by reason of the $100,000 limitation as nonstatutory stock options.

Transfer of Option

Before your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Employment or Retention Rights	Your option or this Agreement do not give you the right to be retained by the Company or a parent or subsidiary of the Company in any capacity. The Company and its parents or subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Company’s 1999 Stock Incentive Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Company’s 1999 Stock Incentive Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Company’s 1999 Stock Incentive Plan is incorporated in this Agreement by reference.

This Agreement and the Company’s 1999 Stock Incentive Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL OF THE TERMS

AND CONDITIONS DESCRIBED ABOVE AND IN THE COMPANY’S 1999 STOCK INCENTIVE

PLAN.

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